Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of our audit letter dated February 2, 2012, on the estimates of proved reserves as of December 31, 2011, of WPX Energy, Inc. (the “Company”) in the Company’s Registration Statement on Form S-4 dated as of the date hereof and any amendments thereto (collectively, the “Registration Statement”) and in the prospectus to which the Registration Statement is related. We also consent to the reference to us under the heading “Experts” in such Registration Statement and in the prospectus to which the Registration Statement is related.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

April 23, 2012